Exhibit 99.1

DAVIDsTEA Announces the Date of its Annual Meeting of Shareholders

Montreal, March 29, 2018-—(GLOBE NEWSWIRE) DAVIDsTEA Inc. (Nasdaq: DTEA) today announced that its 2018 annual meeting of shareholders will be held on June 14.

The 2018 annual meeting of shareholders will be held a week later than it was in 2017 to accommodate the accounting calendar.  Fiscal 2016 (ended January 28, 2017) was a 52-week accounting period as compared to Fiscal 2017 (ended February 3, 2018), which was based on a 53-week accounting period.

Further information regarding the 2018 annual meeting of shareholders will be provided in the company’s management information circular, which will be filed and mailed to shareholders.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs and plans regarding the Company’s planned annual meeting. Actual events may differ materially from these expectations due to risks and uncertainties including the risks of undertaking a public strategic process, the risks of a public proxy context as well as set forth in the Company’s Annual Report on Form 10-K dated April 12, 2017 and filed with the Securities and Exchange Commission on April 13, 2017. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 236 company-operated DAVIDsTEA stores throughout Canada and the United States as of October 28, 2017, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Media Contact:

MaisonBrison Communications

Rick Leckner

514.731.0000

rickl@maisonbrison.com